Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 033-64647, 333-66562 and 333-120132) on Form S-8 of Tredegar Corporation of our report dated June 12, 2026, relating to our audit of the financial statements and supplemental schedule of Tredegar Corporation Retirement Savings Plan, as of December 31, 2025, which appears in this Annual Report on Form 11-K of Tredegar Corporation Retirement Savings Plan for the year ended December 31, 2025.

/s/ PBMares, LLP

New Bern, North Carolina
June 12, 2026